UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 24, 2006
BACK YARD BURGERS, INC.
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12104 (Commission File Number)	64-0737163 (IRS Employer Identification No.)

1657 N. Shelby Oaks Drive, Suite 105 Memphis, Tennessee (Address of Principal Executive Offices)	38134-7401 (Zip Code)
901-367-0888
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition
     On February 24, 2006, Back Yard Burgers, Inc. (the “Company”) issued a press release announcing the results of its financial performance for the fourth quarter and the 52-week period ended December 31, 2005. The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Item 2.06	Material Impairments
     On February 24, 2006, the Board of Directors of the Company concluded that a non-cash impairment charge would be recorded in the quarter ending December 31, 2005 in the amount of $600,000 (net of a tax benefit of $386,000). The charge consists primarily of the write down of asset values for three Company-owned restaurants. The Company determined that an impairment charge would be required under SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The impairment charge results from internal analysis which indicated that the investment for the impacted restaurants will not be fully recovered by anticipated cash flows. One of the restaurants leased the land and building and closed operations on December 31, 2005. The Company is currently operating the other two restaurants, but has a contract to sell the assets of one of the restaurants, at which the Company owns the real and personal property. The Company anticipates this transaction to close in March 2006. The Company is currently seeking to sublease and/or sell its interest in the third restaurant, which also leases the land and building. The taking of these impairment charges will not precipitate additional cash expenditure by the Company, nor does the Company anticipate the future recognition of a gain or loss on these respective properties.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits
The following exhibits are furnished herewith:

Exhibit
Number	Description
99.1	Press Release of the Company dated February 24, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 27, 2006

BACK YARD BURGERS, INC.

By:	/s/ Michael G. Webb

Name:	Michael G. Webb
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release of the Company dated February 24, 2006